AGREEMENT AND PLAN OF REORGANIZATION

AMONG

HARRODSBURG FIRST FINANCIAL BANCORP, INC.,

FIRST FINANCIAL BANK,

INDEPENDENCE BANCORP,

AND

INDEPENDENCE BANK

January 22, 2004

i

		Page
8.10	Severability.	49
8.11	Enforcement of the Agreement.	49
8.12	Interpretation.	49
8.13	Assignment.	49

Exhibits Omitted:

Exhibit A	- Form of Shareholder Agreements
Exhibit B	- Plan of Merger between First Financial and Independence Bank
Exhibit C	- Form of Affiliate Agreement
Exhibit D-1-4	- Form of Employment Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of January 22, 2004, by and among Harrodsburg First Financial Bancorp, Inc., a Delaware corporation (“Harrodsburg”), First Financial Bank (“First Financial”), Independence Bancorp, an Indiana corporation (“Independence”), and Independence Bank.

WHEREAS, Harrodsburg and Independence desire to combine their respective holding companies through a tax-free merger such that the respective shareholders of Harrodsburg and Independence will have an equity ownership in the combined holding company;

WHEREAS, it is intended that to accomplish the combination, Independence will be merged with and into Harrodsburg, with Harrodsburg being the Surviving Corporation (the “Merger”);

WHEREAS, immediately following consummation of the Merger, it is contemplated that Harrodsburg’s savings bank subsidiary, First Financial, will be merged with and into Independence’s state chartered bank subsidiary, Independence Bank, with Independence Bank as the Resulting Institution (as defined herein) (the “Bank Merger”);

WHEREAS, following the Merger, Harrodsburg will continue to hold a majority interest in Citizens Financial (as defined herein), a Kentucky-chartered commercial bank;

WHEREAS, it is intended that for federal income tax purposes the Merger and the Bank Merger will qualify as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a material inducement to Harrodsburg and First Financial to enter into this Agreement, and simultaneously with the execution of this Agreement and, as a material inducement to Independence and Independence Bank to enter into this Agreement and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Harrodsburg Common Stock or Independence Common Stock, as the case may be, in favor of this Agreement and the Transactions;

WHEREAS, the respective Boards of Directors of each of Harrodsburg, First Financial, Independence, and Independence Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the Transactions provided for in this Agreement.

NOW, THEREFORE, in consideration of such inducements and of the mutual promises and agreements contained herein, the Parties (as defined herein) agree as follows:

ARTICLE 1

Definitions and Rules of Interpretation

The following meanings shall apply for purposes of this Agreement.

1.1 Definitions.

“Affiliate” means any individual, partnership, corporation, entity or other Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Person specified.

“Agreement” means this Agreement and Plan of Reorganization.

“Applicable Law” means any domestic or foreign, federal, state, or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline, or other requirement applicable to Independence or Independence Bank or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

“Articles of Merger” or “Certificate of Merger” means the certificate of merger to be executed and filed by Harrodsburg with the Secretaries of State of Indiana and Delaware pursuant to the IBCL (as defined herein) and the DGCL (as defined herein), respectively, to make the Merger effective.

“Bank Merger” means the merger of First Financial with and into Independence Bank with Independence Bank being the Resulting Institution.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized by the United States Government or any day on which banking institutions in the Commonwealth of Kentucky are authorized to close.

“Charter” means the primary organizational document of any entity, whether designated as “Articles of Incorporation,” “Certificate of Incorporation” or otherwise.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Citizens Financial” means Citizens Financial Bank, a Kentucky chartered commercial bank that is a majority owned subsidiary of Harrodsburg.

“Closing” means the closing of the Transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means the common stock of any entity that has only one authorized class of common stock.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“DOL” means United States Department of Labor.

“Effective Time” means the time that the Merger becomes effective under the DGCL, as set forth in the Certificate of Merger.

“Environmental Laws” has the meaning set forth in Section 4.1(t).

“Encumbrance” means any Lien, claim, charge, restriction, security interest, rights of third parties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.1(l)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Illinois Stock Transfer Company.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Exchange Ratio” has the meaning set forth in the definition of “Merger Consideration” herein.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“First Financial” means First Financial Bank (formerly named First Federal Savings Bank), a federally chartered stock savings bank, which is a wholly-owned subsidiary of Harrodsburg.

“GAAP” means generally accepted accounting principles applied consistently with prior practices.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Harrodsburg” has the meaning set forth in the Recitals to this Agreement.

“Harrodsburg Acquisition Agreement” has the meaning set forth in Section 7.1(h)(ii).

“Harrodsburg Acquisition Proposal” has the meaning set forth in Section 5.6(b).

“Harrodsburg Benefit Plans” has the meaning as set forth in Section 4.2(l)(i).

“Harrodsburg Board” means the Board of Directors of Harrodsburg.

“Harrodsburg Common Stock” means the common stock, “$.10 par value per share, of Harrodsburg.

“Harrodsburg Companies” means Harrodsburg and its Subsidiaries (as defined herein), First Financial and Citizens Financial.

“Harrodsburg Loan Property” has the meaning set forth in Section 4.2(s)(ii).

“Harrodsburg Options” means each option to purchase Harrodsburg Common Stock under the Harrodsburg Option Plan.

“Harrodsburg Option Plan” means the Harrodsburg 1996 Stock Option Plan.

“Harrodsburg Regulatory Authority” has the meaning set forth in Section 4.2(k)(c).

“Harrodsburg RSP Plan” means the First Federal Savings Bank Restricted Stock Plan and Trust Agreement.

“Harrodsburg Securities Documents” has the meaning set forth in Section 4.2(e).

“Harrodsburg Shareholders Meeting” means the meeting of Harrodsburg shareholders to be held by Harrodsburg to approve the Agreement and the Transactions.

“Harrodsburg Subsidiaries” means First Financial and Citizens Financial.

“Harrodsburg Superior Proposal” has the meaning set forth in Section 5.6(b).

“Hazardous Substance” has the meaning set forth in Section 4.1(t).

“Harrodsburg Trust Documents” mean the Operative Agreements entered into by Harrodsburg on March 26, 2003 in connection with the issuance of $5.0 million of trust preferred securities.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IBCL” means the Indiana Business Corporation Law.

“Indemnifying Party” or “Indemnified Parties” has the meanings set forth in Section 5.13(a).

“Independence” has the meaning set forth in the Recitals to this Agreement.

“Independence Acquisition Agreement” has the meaning set forth in Section 7.1(h)(i).

“Independence Acquisition Proposal” has the meaning set forth in Section 5.6(a).

“Independence Bank” means an Indiana state chartered bank that is wholly-owned by Independence.

“Independence Benefit Plans” has the meaning set forth in Section 4.1(l)(i).

“Independence Board” means the Board of Directors of Independence.

“Independence Certificates” means the certificates, which represent shares of Independence Common Stock.

“Independence Consolidated Financial Statements” has the meaning set forth in Section 4.1(e).

“Independence Common Stock” means the common stock, no par value per share, of Independence.

“Independence Companies” means Independence and its wholly-owned Subsidiary, Independence Bank.

“Independence Loan Property” has the meaning set forth in Section 4.1(t)(ii).

“Independence Options” means each option to purchase Independence Common Stock under the Independence Option Plan.

“Independence Option Plan” means the Independence Stock Option Plan.

“Independence Regulatory Authority” has the meaning set forth in Section 4.1(k).

“Independence Shareholders Meeting” means the meeting of Independence shareholders to be held by Independence to approve the Agreement and the Transactions.

“Independence Superior Proposal” has the meaning set forth in Section 5.6(a).

“Independence Trust Documents” mean the Operative Agreements entered into by Independence on March 26, 2003 in connection with the issuance of $4.0 million of trust preferred securities.

“Insurance Amount” has the meaning set forth in Section 5.13(c).

“IRS” means the Internal Revenue Service, or any successor thereto.

“Liens” mean any change, mortgage, pledge, security interest, restriction, claim, lien or Encumbrance.

“Material Adverse Effect” means, with respect to Harrodsburg or Independence any effect that (i) is material and adverse to the financial position, results of operations or business of Harrodsburg and its Subsidiaries taken as a whole or Independence and its Subsidiary taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Harrodsburg and its Subsidiaries or Independence and its Subsidiary to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (c) changes in general economic conditions affecting financial institutions and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, and (e) the effects of any action or omission taken by either Harrodsburg or Independence with the prior consent of the other party or as otherwise contemplated by the Agreement.

“Merger” means the merger of Independence with and into Harrodsburg, with Harrodsburg being the Surviving Corporation.

“Merger Consideration” means one share of Harrodsburg Common Stock for each share of Independence Common Stock (the “Exchange Ratio”), provided that cash, without interest, is to be paid in lieu of any fractional share, which shall be determined by multiplying (i) the average of the closing-sale prices of Harrodsburg Common Stock on the Nasdaq National Market as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of Harrodsburg Common Stock.

“Operative Agreements” mean the Indenture Agreement, Amended and Restated Trust Agreement, and Guarantee Agreement that Harrodsburg and Independence each entered into in connection with the issuance of the respective party’s trust preferred securities.

“OTS” means the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

“Party” means Harrodsburg, First Financial, Independence or Independence Bank, whichever is applicable.

“Pension Plan” has the meaning set forth in Section 4.1(l)(ii).

“Person” means any individual, corporation, company, partnership (limited or general) joint venture, association, trust or other entity or similar contractual arrangement or relationship.

“Plan of Merger” means the document providing for the merger of First Financial with and into Independence Bank, substantially in the form of Exhibit B hereto.

“Previously Disclosed” means disclosed in a written disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“Proxy Statement” means the joint proxy statement/prospectus to be delivered to shareholders of Harrodsburg and Independence in connection with the solicitation of their approval of the Agreement and the Transactions.

“Registration Statement” means the Registration Statement on Form S-4 (including the Proxy Statement) with respect to shares of Harrodsburg Common Stock to be issued in the Merger.

“Regulatory Reports” means all reports, including the Harrodsburg Securities Documents, which a Party or any of its Subsidiaries is required to file with any Governmental Entity.

“Resulting Institution” means Independence Bank after the Bank Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of Harrodsburg or Independence, as the case may be.

“Subsidiary” has the meaning assigned to it in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” means Harrodsburg after the Merger.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and Bank Merger.

“Transferred Employees” has the meaning set forth in Section 5.12(a).

ARTICLE 2

The Merger and Bank Merger

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Independence shall merge with and into Harrodsburg. Harrodsburg shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Independence shall terminate.

2.2 Effective Time. The Merger shall become effective as of the time and date as set forth in the Certificate of Merger and the Articles of Merger, which shall be filed with the Secretaries of State of Indiana and Delaware, respectively, on the Closing Date.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 252 of the DGCL.

2.4 Conversion of Independence Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Independence or Harrodsburg:

(a) Each share of Independence Common Stock outstanding immediately prior to the Effective Time (other than shares of Independence Common Stock held directly or indirectly by Independence or Harrodsburg (except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any), shall be converted into the right to receive the Merger Consideration.

(b) Each share of Independence Common Stock issued, outstanding and held by Harrodsburg immediately prior to the Effective Time shall be cancelled as of the Effective Time. Additionally, each share of Independence Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Independence, shall by virtue of the Merger be cancelled and shall cease to exist.

(c) All shares of Independence Common Stock converted into Harrodsburg Common Stock pursuant to this Article 2 shall no longer be outstanding and shall cease to exist as of the Effective Time, and each Independence Certificate previously representing any such shares of Independence Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Harrodsburg Common Stock and (ii) cash in lieu of fractional shares into which the shares of Independence Common Stock represented by such Independence Certificate have been converted pursuant to this Section 2.4. Independence Certificates previously representing shares of Independence Common Stock shall be exchanged for certificates representing whole shares of Harrodsburg Common Stock and cash in lieu of fractional shares issued in consideration therefore upon the surrender of such Independence Certificates in accordance with Section 3.2, without any interest thereon.

2.5 Harrodsburg Common Stock. At and after the Effective Time, each share of Harrodsburg Common Stock outstanding immediately prior to the Closing Date shall remain an outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.6 Treatment of Independence Stock Options. At the Effective Time, the vested and unvested Independence Options which are then outstanding shall cease to represent a right to acquire shares of Independence Common Stock and shall be converted automatically into an option to purchase shares of Harrodsburg Common Stock, and Harrodsburg shall assume the Independence Options, in accordance with the terms of the Independence Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Harrodsburg and the Compensation Committee of its Board of Directors shall be substituted for Independence and the committee of the Board of Directors of Independence (including, if applicable, the entire Board of Directors of Independence) administering such Independence Option Plan, (ii) the Independence Options assumed by Harrodsburg may be exercised solely for shares of Harrodsburg Common Stock, (iii) the number of shares of Harrodsburg Common Stock subject to such Independence Options shall be equal to the number of shares of Independence Common Stock subject to such Independence Options immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Harrodsburg Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under such Independence Options shall be adjusted by dividing the per share exercise price under the Independence Options by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, the Independence Options which are an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Harrodsburg and Independence agree to take all necessary steps to effect the foregoing provisions of this Section 2.6.

2.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Harrodsburg shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be 1st Independence Financial Group, Inc.

2.8 By-Laws. At the Effective Time, the By-Laws of Harrodsburg shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.9 Tax Consequences. It is intended that the Merger and the Bank Merger each shall constitute a tax-free reorganization within the meaning of Section 368(a)(i)(A) of the Code, and that this Agreement shall constitute a “plan of reorganization.”

2.10 Directors and Executive Officers of the Surviving Corporation. (1) The directors of the Surviving Corporation immediately after the Effective Time shall be comprised of Arthur L. Freeman, N. William White, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, W. Dudley Shryock, Matthew C. Chalfant, Charles L.Moore, II, Ronald C. Receveur, and Steven R. Manecke. Arthur L. Freeman and Matthew C. Chalfant shall serve as Chairman of the Board and Vice Chairman of the Board, respectively, of the Surviving Corporation. Jack D. Hood and Wickliffe T. Asbury, Sr., who prior to the Effective Time served as directors of Harrodsburg shall resign effective at the Effective Time, and N. William White, Matthew C. Chalfant, Charles L.Moore, II, Ronald C. Receveur, and Steven R. Manecke, who prior to the Effective Time served as directors of Independence, shall be appointed as directors of Harrodsburg as of the Effective Time. Each of such directors shall serve until their successors are elected and qualified or until their earlier resignation, death or removal from office.

(2) Arthur L. Freeman shall also serve as Chief Executive Officer of the Surviving Corporation as of the Effective Time and Jack D. Hood, who prior to the Effective Time served as Secretary and Treasurer of Harrodsburg, shall resign. As of the Effective Time, N. William White, R. Michael Wilbourn, and Alan D. Shepard, who prior to the Effective Time served as executive officers of Independence, shall be appointed as President, Executive Vice President and Chief Financial Officer, and Executive Vice President, respectively, of the Surviving Corporation. The executive officers of the Surviving Corporation shall serve until such time as their successors shall be duly elected and qualified or until their earlier resignation, death or removal from office.

2.11 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Harrodsburg, with the prior written consent of Independence, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby (including without limitation the contemplated conversion of Independence Bank from an Indiana chartered bank to a Kentucky chartered bank immediately prior to the Bank Merger) so long as (i) there are no adverse federal income tax consequences to the stockholders of Harrodsburg or Independence as a result of such modification, (ii) the Merger Consideration under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

2.12 Headquarters of Surviving Corporation. At the Effective Time, the headquarters and principal executive offices of the Surviving Corporation shall be Harrodsburg, Kentucky.

2.13 Bank Merger. First Financial and Independence Bank agree to take all action necessary and appropriate, including entering into the Plan of Merger to cause First Financial to merge with and into Independence Bank, (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Plan of Merger as soon as practicable after consummation of the Merger. The name of the Resulting Institution shall be 1st Independence Bank. The Plan of Merger shall provide that the directors of the Resulting Institution shall be Arthur L. Freeman, N. William White, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, W. Dudley Shryock, Matthew C. Chalfant, Charles L.Moore II, Ronald C. Receveur, and Steven R. Manecke. Arthur L. Freeman and Matthew C. Chalfant shall serve as Chairman of the Board and Vice Chairman of the Board, respectively, of the Resulting Institution.

ARTICLE 3

Exchange of Shares

3.1 Harrodsburg to Make Merger Consideration Available. At or prior to the Effective Time, Harrodsburg shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of an Independence Certificate, for exchange in accordance with this Article 3, certificates representing the shares of Harrodsburg Common Stock and the cash to be paid in lieu of any fractional shares pursuant to Section 2.4 (such cash and certificates for shares of Harrodsburg Common Stock, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Independence Common Stock.

3.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Independence Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Independence Certificates shall pass, only upon delivery of the Independence Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Independence Certificates in exchange for certificates representing, the shares of Harrodsburg Common Stock and any cash in lieu of fractional shares into which the shares of Independence Common Stock represented by such Independence Certificates shall have been converted pursuant to this Agreement. Within five (5) business days following the proper surrender of an Independence Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the Exchange Agent shall mail to such holder of such Independence Certificate in exchange therefore, as applicable, (i) a certificate representing that number of whole shares of Harrodsburg Common Stock to which such holder of Independence Common Stock shall have become entitled pursuant to Section 2.4, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Independence Certificate surrendered, and the Independence Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares to holders of Independence Certificates. No dividends which have been declared by Harrodsburg after the Effective Time will be remitted to any Person entitled to receive shares of Harrodsburg Common Stock until such Person surrenders their Independence Certificates, at which time dividends shall be remitted to such Person without interest.

(b) If any certificate representing shares of Harrodsburg Common Stock is to be issued in a name other than that in which the Independence Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Independence Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Harrodsburg Common Stock in any name other than that of the registered holder of the Independence Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Independence of the shares of Independence Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Independence Certificates representing such shares are presented for transfer to the Exchange Agent, such shares shall be cancelled and exchanged for certificates representing shares of Harrodsburg Common Stock as provided in this Article 3.

(d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Harrodsburg Common Stock shall be issued upon the surrender for exchange of Independence Certificates, no dividend or distribution with respect to Harrodsburg Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Harrodsburg.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Independence for 12 months after the Effective Time shall be paid to the Surviving Corporation. Any stockholders of Independence who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for payment of the shares of Harrodsburg Common Stock, and cash in lieu of any fractional shares on the Harrodsburg Common Stock deliverable in respect of each share of Independence Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Independence, Harrodsburg, the Exchange Agent or any other person shall be liable to any former holder of shares of Independence Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Independence Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Independence Certificate to be lost, stolen or destroyed and, if reasonably required by Harrodsburg, the posting by such person of a bond in such amount as Harrodsburg may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Independence Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Independence Certificate the shares of Harrodsburg Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

3.3 Certain Adjustments. If, after the date hereof and prior to the Effective Time, the outstanding shares of Harrodsburg Common Stock or Independence Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

3.4 Rights of Dissenting Shareholders. (a) Each outstanding share of Independence Common Stock, the holder of which has perfected his right to dissent under the IBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the IBCL. Independence shall give Harrodsburg prompt notice upon receipt by Independence of any such written demands for payment of the fair value of such shares of Independence Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the IBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed transmittal form to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(b) Shareholders of Harrodsburg who object to the Merger will not be entitled to any rights and remedies in accordance with Section 262 of the DGCL.

ARTICLE 4

Representations and Warranties

4.1 Representations and Warranties of Independence. Independence and Independence Bank represent and warrant to Harrodsburg as follows:

(a) Corporate Organization. (1) Independence is a corporation duly organized and validly existing under the laws of the State of Indiana. Independence has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Independence is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Independence has made available to Harrodsburg a complete and correct copy of its Articles of Incorporation and Bylaws as in effect on the date hereof.

(2) The only direct or indirect subsidiary of Independence is Independence Bancorp Statutory Trust I and Independence Bank. Independence Bancorp Statutory Trust I is duly organized and validly existing under the laws of the State of Connecticut. Independence Bank (i) is duly organized and validly existing under the laws of the State of Indiana as a state chartered bank, (ii) has the corporate power and authority to own or lease all of its properties and assets, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by Independence Bank make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as Previously Disclosed, Independence and Independence Bank have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Except for Independence Bancorp Statutory Trust I and Independence Bank and as Previously Disclosed, Independence does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and consummation of the Merger and the Bank Merger have been duly and validly authorized by all necessary corporate action on the part of Independence and Independence Bank, except the approval of shareholders. The Agreement has been approved by the unanimous votes of Independence’s, and Independence Bank’s Boards of Directors and, subject to the fulfillment or waiver of the conditions to the Merger in Article 6, represents the legal, valid, and binding obligation of Independence and Independence Bank, enforceable against Independence and Independence Bank in accordance with their respective terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(2) Neither the execution and delivery of the Agreement and the Plan of Merger, the consummation of the transactions contemplated herein or therein, nor the compliance by Independence and Independence Bank with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Independence or Independence Bank, (ii) conflict with or result in a breach of any provision of Independence’s Trust Agreements, (iii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or Encumbrance upon, any property or assets of the Independence Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any license, agreement, lease or other instrument or obligation, to which any of the Independence Companies is a party or by which any of them or any of their properties or assets may be bound, or (iv) subject to the receipt of the requisite approvals referred to in Section 5.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Independence Companies or any of their properties or assets.

(c) Capital Structure. The authorized capital stock of Independence consists of 5,000,000 shares of Independence Common Stock, of which 889,670 shares are issued and outstanding as of the date hereof, and no shares of Independence preferred stock are issued and outstanding. All issued and outstanding shares of capital stock of Independence have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any kind. Except for an aggregate of 67,200 shares of Independence Common Stock issuable upon the exercise of Independence Options granted pursuant to the Independence Option Plan, Independence does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Independence or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. Independence has Previously Disclosed, each Independence Option outstanding as of the date hereof under the Independence Stock Option Plan, as well as the name of the grantee, the date of grant and the respective exercise price with respect thereto.

(d) Deposit Insurance. Independence Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder, and the deposits accounts are insured to the fullest extent allowed by the FDIC.

(e) Financial Statements. (i) Independence has previously delivered or made available to Harrodsburg accurate and complete copies of the Independence consolidated statements of financial condition as of September 30, 2003 and 2002 (unaudited) and as of December 31, 2002, 2001, and 2000 and the consolidated statements of income, shareholders’ equity and cash flows for the nine months ended September 30, 2003, and 2002 (unaudited) and for each of the years ended December 31, 2002, 2001, and 2000 (collectively, the “Independence Consolidated Financial Statements”). The Independence Consolidated Financial Statements for the years ended December 31, 2002, 2001, and 2000 are accompanied by the audit report of Crowe Chizek and Company LLP. The Independence Consolidated Financial Statements referred to herein as well as the Independence Consolidated Financial Statements to be delivered pursuant to Section 5.1(b) hereof, fairly present or will fairly present, as the case may be, the financial condition of Independence as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows of Independence for the respective periods or as of the respective dates set forth therein.

(ii) The Independence Consolidated Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein, and except the unaudited Independence Consolidated Financial Statements may not include all footnote disclosures required by GAAP. The audits of Independence have been conducted in accordance with generally accepted auditing standards of the United States of America.

(f) Absence of Undisclosed Liabilities. At September 30, 2003, and at any subsequent date reflected in such Independence Consolidated Financial Statements, none of the Independence Companies had any obligation or liability (contingent or otherwise) of any nature that were not reflected in the Independence Consolidated Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

(g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Independence, threatened or probable of assertion against any of the Independence Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Independence Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect. Except as Previously Disclosed, as of the date of this Agreement, none of the Independence Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of the Independence Companies or their properties, or in any manner relates to the capital, liquidity, credit policies or management of the Independence Companies; and except as Previously Disclosed, none of the Independence Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Except as Previously Disclosed, the Independence Companies have complied with all laws, ordinances, requirements, regulations or orders applicable to its business (including Environmental Laws, ordinances, requirements, regulations or orders), except where the failure to comply would not have a Material Adverse Effect.

(h) Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Independence or Independence Bank in connection with the execution, delivery or performance by Independence of this Agreement and the Plan of Merger or to consummate the Transactions, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, FDIC, OTS, and the Indiana Department of Financial Institutions, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Independence Common Stock and the issuance of Harrodsburg Common Stock in the Merger and the approval of the holders of Harrodsburg Common Stock, (C) the filing by Harrodsburg of Articles of Merger and a Certificate of Merger with the Secretaries of the State of Indiana and Delaware, pursuant to the IBCL and the DGCL, respectively, and (D) the approval of the listing on the Nasdaq National Market of Harrodsburg Common Stock to be issued in the Merger. As of the date hereof, Independence is not aware of any reason why the approvals set forth above and referred to in Section 6.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.1(b).

(i) Tax Matters. The Independence Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the Independence Consolidated Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the Independence Consolidated Financial Statements, there are no federal, state or local tax liabilities of the Independence Companies other than liabilities that have arisen since December 31, 2002, all of which have been properly accrued or otherwise provided for on the books and records of the Independence Companies. Except as Previously Disclosed, no tax return or report of any of the Independence Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the Independence Companies by any taxing authority.

(j) Properties. All real and personal property owned by Independence or Independence Bank or presently used by them in their business are in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with their past practices. Independence has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Independence as of September 30, 2003 or acquired after such date, other than properties sold by Independence in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of Independence Bank’s banking business, (iii) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of Independence as of September 30, 2003. All real and personal property which is material to Independence’s business on a consolidated basis and leased or licensed by Independence or Independence Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and except as Previously Disclosed, such leases will not terminate or lapse prior to the Effective Time.

(k) Reports.

(a) Except as Previously Disclosed, since July 1, 1999, the Independence Companies have filed all reports and statements, together with any amendments required to be made with respect thereto that were required to be filed with any Governmental Entity.

(b) Independence and Independence Bank have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Independence has previously delivered or made available to Harrodsburg accurate and complete copies of all such reports. In connection with the most recent examination of Independence and Independence Bank by the appropriate regulatory authorities, neither Independence nor Independence Bank was required to correct or change any action, procedure or proceeding which Independence believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect. The most recent regulatory rating given to Independence Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of Independence, since the last regulatory examination of Community Reinvestment Act compliance, Independence Bank has not received any complaints as to Community Reinvestment Act compliance.

(c) Neither Independence nor Independence Bank nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, “Independence Regulatory Authority”). Independence and Independence Bank have paid all assessments made or imposed by any Independence Regulatory Authority.

(d) Neither Independence nor Independence Bank has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Independence Regulatory Authority that such Independence Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Employee Benefit Plans or Other Compensatory Arrangements.

(i) Independence has Previously Disclosed, all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Independence and Independence Bank and current or former directors of Independence and Independence Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the “Independence Benefit Plans”). Independence has provided or made available true and complete copies of (A) all Independence Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Independence Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA with respect to each Independence Benefit Plan; (C) for each Independence Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Independence Benefit Plan; (E) the most recent summary plan description and any modifications for each Independence Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Harrodsburg.

(ii) Each Independence Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Independence Benefit Plan is maintained. Each Independence Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Independence is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Independence has not received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, any participant in or beneficiary of, an Independence Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Independence Benefit Plan. There is no material pending or, to Independence’s knowledge, threatened litigation relating to the Independence Benefit Plans. Neither Independence nor Independence Bank have engaged in a transaction with respect to any Independence Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Independence or Independence Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Independence Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Independence or Independence Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with Independence under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Independence nor Independence Bank has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Independence Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transactions.

(iv) All contributions required to be made under the terms of any Independence Benefit Plan have been timely made or have been reflected on the Independence Consolidated Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Independence nor Independence Bank has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither Independence nor Independence Bank has any obligations for retiree health and life benefits under any Independence Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Independence or Independence Bank may amend or terminate any such Independence Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to an Independence Benefit Plan that could subject Independence to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transactions will (A) except as Previously Disclosed, entitle any employees of Independence or Independence Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Independence Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Independence Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Independence Benefit Plan. All required tax filings with respect to each Independence Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(m) Investment Securities. Except as Previously Disclosed, and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the Independence Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the Independence Consolidated Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would materially impair the ability of the holder of such investment to dispose freely of any such investment at any time.

(n) Certain Contracts. (i) Except as Previously Disclosed, neither Independence nor Independence Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Independence or Independence Bank to indemnification from Independence or Independence Bank (except as provided in the Independence Articles of Incorporation or Bylaws, or pursuant to applicable laws), (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $10,000 per annum or (v) which materially restricts the conduct of any business by Independence or Independence Bank. Independence has Previously Disclosed and made available to Harrodsburg true and correct copies of each such document.

(ii) Except as Previously Disclosed, neither Independence nor Independence Bank is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Independence or Independence Bank is currently outstanding.

(iii) No agreement pursuant to which any loans or other assets have been or shall be sold by Independence or Independence Bank entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Independence or Independence Bank, to cause Independence or Independence Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Independence or Independence Bank.

(o) Insurance. The business operations and all insurable properties and assets of Independence and Independence Bank are insured for its benefit against all risks which, in the reasonable judgment of the management of Independence and Independence Bank, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Independence and Independence Bank adequate for the business engaged in by Independence and Independence Bank. As of the date hereof, neither Independence nor Independence Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

(p) Absence of Material Changes and Events. Since September 30, 2003, (i) the Independence Companies have conducted their respective businesses in the ordinary and usual course consistent with past practices, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(q) Statements True and Correct. None of the information supplied or to be supplied by Independence for inclusion in the Registration Statement, the Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement, when first mailed to Independence shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any supplement thereto, at the time of the Independence shareholders’ meeting or Independence shareholders’ meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Independence shareholders’ meeting. All documents that Independence is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

(r) Brokers and Finders. Neither Independence nor Independence Bank, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for David A. Noyse & Co.

(s) Administration of Trust Accounts. Independence and Independence Bank have properly administered, in all material respects and in all respects which could reasonably be expected to be material to the business, operations or financial condition of Independence and Independence Bank, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Independence nor Independence Bank, nor any director, officer or employee of Independence or Independence Bank has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Independence, or Independence Bank, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

(t) Environmental Matters. (i) To Independence’s knowledge, except as Previously Disclosed, Independence and Independence Bank are in compliance with applicable Environmental Laws; (ii) to Independence’s knowledge, except as Previously Disclosed, no real property (including buildings or other structures) currently owned or operated by Independence or Independence Bank, or any property in which Independence or Independence Bank holds a security interest, Lien or a fiduciary or management role (“Independence Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to Independence’s knowledge, except as Previously Disclosed, neither Independence nor Independence Bank could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Independence Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to Independence’ knowledge, except as Previously Disclosed, neither Independence nor Independence Bank has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Independence nor Independence Bank, except as Previously Disclosed, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Independence nor Independence Bank is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Independence’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Independence or Independence Bank, any currently or formerly owned or operated property, or any Independence Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Independence or Independence Bank, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Independence Loan Property; and (viii) Independence has Previously Disclosed and made available to Harrodsburg copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Independence, Independence Bank and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(u) Disclosures. No representation or warranty contained in Article 4.1 of this Agreement, and no statement contacted in the Independence Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

4.2 Representations and Warranties of Harrodsburg. Harrodsburg and First Financial represent and warrant to Independence as follows:

(a) Corporate Organization. (1) Harrodsburg is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Harrodsburg has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Harrodsburg is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Harrodsburg has made available to Independence a complete and correct copy of its Certificate of Incorporation and Bylaws as in effect on the date hereof.

(2) The only direct or indirect subsidiaries of Harrodsburg are Harrodsburg Statutory Trust I and the Harrodsburg Subsidiaries. Harrodsburg Statutory Trust I is a wholly-owned subsidiary of Harrodsburg and is duly organized and validly existing under the laws of the State of Connecticut. First Financial is a wholly-owned Subsidiary of Harrodsburg and is duly organized and validly existing under the laws of the United States as a federally chartered stock savings bank. Citizens Financial is a Subsidiary of Harrodsburg, the ownership of which has been Previously Disclosed, and is duly organized and validly existing under the laws of the Commonwealth of Kentucky, as a state-chartered commercial bank. The Harrodsburg Subsidiaries, (i) have the corporate power and authority to own or lease all of their properties and assets, and (ii) are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by the Harrodsburg Subsidiaries or the character or location of the properties and assets owned or leased by the Harrodsburg Subsidiaries make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as Previously Disclosed, Harrodsburg and the Harrodsburg Subsidiaries have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Except for Harrodsburg Statutory Trust I and the Harrodsburg Subsidiaries and as Previously Disclosed, Harrodsburg does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger and the Bank Merger have been duly and validly authorized by all necessary corporate action on the part of Harrodsburg and First Financial, except the approval of shareholders. The Agreement and the Plan of Merger has been approved by a unanimous vote of Harrodsburg’s and First Financial’s Board of Directors and subject to the fulfillment or waiver of the conditions to the Merger in Article 6, represent the legal, valid, and binding obligation of Harrodsburg and First Financial, enforceable against Harrodsburg and First Financial in accordance with their respective terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(2) Neither the execution and delivery of the Agreement and the Plan of Merger, the consummation of the transactions contemplated herein or therein, nor the compliance by Harrodsburg and First Financial with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Harrodsburg or First Financial, (ii) conflict with or result in a breach of any provision of Harrodsburg’s Trust Agreements, (iii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or Encumbrance upon, any property or assets of the Harrodsburg Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any license, agreement, lease or other instrument or obligation, to which any of the Harrodsburg Companies is a party or by which any of them or any of their properties or assets may be bound, or (iv) subject to the receipt of the requisite approvals referred to in Section 5.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Harrodsburg Companies or any of their properties or assets.

(c) Capital Structure. The authorized capital stock of Harrodsburg consists of 5,000,000 shares of Harrodsburg Common Stock, of which 1,222,978 shares are issued and outstanding as of the date hereof, and 500,000 shares of preferred stock, of which no shares are issued and outstanding. The 1,222,978 shares of Harrodsburg Common Stock issued and outstanding as of the date hereof include 85,000 unallocated shares of Harrodsburg Common Stock held in the Harrodsburg RSP Plan. All issued and outstanding shares of capital stock of Harrodsburg have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any kind. Except for an aggregate of 200,000 shares (consisting of 200,000 allocated shares) of Harrodsburg Common Stock issuable upon exercise of Harrodsburg Options granted pursuant to the Harrodsburg Option Plan, Harrodsburg does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Harrodsburg or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. Harrodsburg has Previously Disclosed, each Harrodsburg Option outstanding as of the date hereof under the Harrodsburg Option Plan, as well as the name of the grantee, the date of grant and the respective exercise price with respect thereto.

(d) Deposit Insurance. First Financial and Citizens Financial are each an “insured bank” as defined in the FDIA and applicable regulations thereunder, and the deposit accounts are each insured to the fullest extent allowed by the FDIC.

(e) Financial Reports and Securities Documents. Harrodsburg’s Annual Report on Form 10-KSB for the year ended September 30, 2003 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the Harrodsburg “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a late date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Harrodsburg Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Harrodsburg and the Harrodsburg Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Harrodsburg Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Harrodsburg and the Harrodsburg Subsidiaries for the periods to which they relate, in each case, in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(f) Absence of Undisclosed Liabilities. At September 30, 2003, and at any subsequent date reflected in such Harrodsburg Securities Documents, none of Harrodsburg Companies has incurred any obligation or liability (contingent or otherwise) of any nature, which were not reflected in the Harrodsburg Securities Documents, except for those, which in the aggregate are immaterial or have been Previously Disclosed.

(g) Legal Proceedings; Compliance with Laws. (1) Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the knowledge of Harrodsburg, threatened or probable of assertion against any of the Harrodsburg Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Harrodsburg Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect. Except as Previously Disclosed, as of the date of this Agreement, none of the Harrodsburg Companies or their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of the Harrodsburg Companies or their properties, or in any manner relates to the capital, liquidity, credit policies or management of the Harrodsburg Companies; and except as Previously Disclosed, none of the Harrodsburg Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Except as Previously Disclosed, the Harrodsburg Companies have complied with all laws, ordinances, requirements, regulations or orders applicable to its business (including Environmental Laws, the Sarbanes-Oxley Act of 2002, ordinances, requirements, regulations or orders), except where the failure to so comply would not have a Material Adverse Effect.

(2) Harrodsburg has complied in all material respects with the requirements for continued listing of shares on the Nasdaq National Market.

(h) Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Harrodsburg or any of the Harrodsburg Subsidiaries in connection with the execution, delivery or performance by Harrodsburg of this Agreement and the Plan of Merger or to consummate the Transactions, except as Previously Disclosed, and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, FDIC, OTS and the Kentucky Department of Financial Institutions, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Harrodsburg Common Stock and the issuance of Harrodsburg Common Stock in the Merger and the holders of Independence Common Stock, (C) the filing by Harrodsburg of Articles of Merger and a Certificate of Merger with the Secretaries of State of Indiana and Delaware, pursuant to the IBCL and DGCL, respectively, and (D) the approval of the listing on the Nasdaq National Market of Harrodsburg Common Stock to be issued in the Merger. As of the date hereof, Harrodsburg is not aware of any reason why the approvals set forth above and referred to in Section 6.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.1(b).

(i) Tax Matters. The Harrodsburg Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the Harrodsburg Consolidated Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefore are specifically reflected in the Harrodsburg Consolidated Financial Statements, there are no federal, state or local tax liabilities of the Harrodsburg Companies other than liabilities that have arisen since September 30, 2003, all of which have been properly accrued or otherwise provided for on the books and records of the Harrodsburg Companies. Except as Previously Disclosed, no tax return or report of any of the Harrodsburg Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the Harrodsburg Companies by any taxing authority.

(j) Properties. All real and personal property owned by Harrodsburg or the Harrodsburg Subsidiaries or presently used by them in their business are in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with their past practices. Harrodsburg has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Harrodsburg as of September 30, 2003 or acquired after such date, other than properties sold by Harrodsburg in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business of the Harrodsburg Subsidiaries, (iii) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of Harrodsburg as of September 30, 2003. All real and personal property which is material to Harrodsburg’s business on a consolidated basis and leased or licensed by Harrodsburg or the Harrodsburg Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, except as Previously Disclosed, and such leases will not terminate or lapse prior to the Effective Time.

(k) Reports.

(a) Except as Previously Disclosed, since January 1, 1998, the Harrodsburg Companies have filed all reports and statements, together with any amendments required to be made with respect thereto that were required to be filed with any Governmental Entity.

(b) Harrodsburg and the Harrodsburg Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Harrodsburg has previously delivered or made available to Independence accurate and complete copies of all such reports. In connection with the most recent examination of Harrodsburg and the Harrodsburg Subsidiaries by the appropriate regulatory authorities, except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries was required to correct or change any action, procedure or proceeding which Harrodsburg believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect. The most recent regulatory rating given to the Harrodsburg

Subsidiaries as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of Harrodsburg, since the last regulatory examination of Community Reinvestment Act compliance, the Harrodsburg Subsidiaries have not received any complaints as to Community Reinvestment Act compliance.

(c) Neither Harrodsburg nor any of the Harrodsburg Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Harrodsburg Regulatory Authority”). Harrodsburg and the Harrodsburg Subsidiaries have paid all assessments made or imposed by any Harrodsburg Regulatory Authority.

(d) Neither Harrodsburg nor any of the Harrodsburg Subsidiaries have been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Harrodsburg Regulatory Authority that such Harrodsburg Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Employee Benefit Plans or Other Compensatory Arrangements.

(i) Harrodsburg has Previously Disclosed, all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Harrodsburg and the Harrodsburg Subsidiaries and current or former directors of Harrodsburg and First Financial including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the “Harrodsburg Benefit Plans”). Harrodsburg has provided or made available true and complete copies of (A) all Harrodsburg Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Harrodsburg Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA with respect to each Harrodsburg Benefit Plan; (C) for each Harrodsburg Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Harrodsburg Benefit Plan; (E) the most recent summary plan description and any modifications for each Harrodsburg Benefit Plan; (F) the most recent actuarial report, if any, relating to each Harrodsburg Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Independence.

(ii) Each Harrodsburg Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Harrodsburg Benefit Plan is maintained. Each Harrodsburg Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Harrodsburg is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Harrodsburg has not received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, any participant in or beneficiary of, a Harrodsburg Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Harrodsburg Benefit Plan. There is no material pending or, to Harrodsburg’s knowledge, threatened litigation relating to the Harrodsburg Benefit Plans. Neither Harrodsburg nor the Harrodsburg Subsidiaries has engaged in a transaction with respect to any Harrodsburg Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Harrodsburg or any of the Harrodsburg Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL, or other Governmental Entity with respect to any Harrodsburg Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Harrodsburg or any of the Harrodsburg Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with Harrodsburg under Section 4001 of ERISA or Section 414 of the Code. Neither Harrodsburg nor any of the Harrodsburg Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transactions.

(iv) All contributions required to be made under the terms of any Harrodsburg Benefit Plan have been timely made or have been reflected on the financial statements of Harrodsburg included in the Harrodsburg Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Harrodsburg nor the Harrodsburg Subsidiaries has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither Harrodsburg nor any of the Harrodsburg Subsidiaries has any obligations for retiree health and life benefits under any Harrodsburg Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Harrodsburg or any of the Harrodsburg Subsidiaries may amend or terminate any such Harrodsburg Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Harrodsburg Benefit Plan that could subject Harrodsburg to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transactions will (A) except as Previously Disclosed, entitle any employees of Harrodsburg or any of the Harrodsburg Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Harrodsburg Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Harrodsburg Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Harrodsburg Benefit Plan. All required tax filings with respect to each Harrodsburg Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(m) Investment Securities. Except as Previously Disclosed, and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the Harrodsburg Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the Harrodsburg Consolidated Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would materially impair the ability of the holder of such investment to dispose freely of any such investment at any time.

(n) Certain Contracts. (i) Except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Harrodsburg or the Harrodsburg Subsidiaries to indemnification from Harrodsburg or the Harrodsburg Subsidiaries (except as provided in the Harrodsburg Certificate of Incorporation or Bylaws or pursuant to applicable laws), (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $10,000 per annum or (v) which materially restricts the conduct of any business by Harrodsburg or the Harrodsburg Subsidiaries. Harrodsburg has Previously Disclosed and made available to Independence true and correct copies of each such document.

(ii) Except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Harrodsburg or any of the Harrodsburg Subsidiaries is currently outstanding.

(iii) No agreement pursuant to which any loans or other assets have been or shall be sold by Harrodsburg or the Harrodsburg Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by Harrodsburg or the Harrodsburg Subsidiaries, to cause Harrodsburg or the Harrodsburg Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Harrodsburg or the Harrodsburg Subsidiaries.

(o) Insurance. The business operations and all insurable properties and assets of Harrodsburg, and each Harrodsburg Subsidiary are insured for its benefit against all risks which, in the reasonable judgment of the management of Harrodsburg and each Harrodsburg Subsidiary, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Harrodsburg and each Harrodsburg Subsidiary adequate for the business engaged in by Harrodsburg and each Harrodsburg Subsidiary. As of the date hereof, neither Harrodsburg nor each Harrodsburg Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

(p) Absence of Material Changes and Events. Since September 30, 2003, (i) the Harrodsburg Companies have conducted their respective businesses in the ordinary and usual course consistent with past practices, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(q) Statements True and Correct. None of the information supplied or to be supplied by Harrodsburg and First Financial for inclusion in the Registration Statement, the Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement, when first mailed to Harrodsburg shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any supplement thereto, at the time of the Harrodsburg shareholders’ meeting or Independence shareholders’ meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Harrodsburg shareholders’ meeting. All documents that Harrodsburg is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

(r) Brokers and Finders. Neither Harrodsburg nor the Harrodsburg Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Keefe Bruyette & Woods, Inc.

(s) Administration of Trust Accounts. The Harrodsburg Subsidiaries do not provide trust services.

(t) Environmental Matters. (i) to Harrodsburg’s knowledge, except as Previously Disclosed, Harrodsburg and the Harrodsburg Subsidiaries are in compliance with applicable Environmental Laws; (ii) to Harrodsburg’s knowledge, except as Previously Disclosed, no real property (including buildings or other structures) currently owned or operated by Harrodsburg or any of the Harrodsburg Subsidiaries, or any property in which Harrodsburg or any of the Harrodsburg Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Harrodsburg Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to Harrodsburg’s knowledge, except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Harrodsburg Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to Harrodsburg’s knowledge, except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Harrodsburg nor any of the Harrodsburg Subsidiaries, except as Previously Disclosed, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Harrodsburg nor any of the Harrodsburg Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Harrodsburg’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Harrodsburg or any of the Harrodsburg Subsidiaries, any currently or formerly owned or operated property, or any Harrodsburg Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Harrodsburg or any of the Harrodsburg Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Harrodsburg Loan Property; and (viii) Harrodsburg has Previously Disclosed and made available to Independence copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Harrodsburg, the Harrodsburg Subsidiaries and any currently or formerly owned or operated property.

(u) Disclosures. No representation or warranty contained in Article 4.2 of this Agreement, and no statement contacted in the Harrodsburg Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE 5

Conduct Prior to the Effective Time

5.1 Access to Records and Properties.

(a) Harrodsburg will keep Independence, and Independence will keep Harrodsburg advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Time, Independence, on the one hand, and Harrodsburg on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its Subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

(b) During the period from the date of this Agreement to the Effective Time, Independence and Harrodsburg shall confer on a monthly or more frequent basis regarding their respective financial conditions, operations and business and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Independence will deliver to Harrodsburg and Harrodsburg will deliver to Independence its consolidated statement of financial condition and consolidated statement of income, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Independence will deliver to Harrodsburg its consolidated statement of financial condition and consolidated statements of income, shareholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 25 days after the end of each month, Independence will deliver to Harrodsburg and Harrodsburg will deliver to Independence a consolidated statement of financial condition and consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

5.2 Confidentiality. Between the date of this Agreement and the Effective Time, Harrodsburg and Independence each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

5.3 Registration Statement, Proxy Statement and Shareholder Approval. The Boards of Directors of Harrodsburg and Independence each will duly call and hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger; and, subject to the fiduciary duties of the Boards of Directors of Harrodsburg and of Independence, Harrodsburg and Independence each shall use its best efforts to solicit and obtain votes of the holders of its common stock in favor of the Merger and will comply with the provisions in their respective Charter and Bylaws relating to the call and holding of a meeting of shareholders for such purpose. Harrodsburg and Independence will prepare jointly the Proxy Statement to be used in connection with the Harrodsburg Shareholders Meeting and the Independence Shareholders Meeting. Harrodsburg will prepare and file with the SEC the Registration Statement, of which such Proxy Statement shall be a part, and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Harrodsburg Shareholders Meeting and the Independence Shareholders Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Harrodsburg relating to the Harrodsburg Companies and by Independence relating to the Independence Companies, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, including applicable state blue-sky and Securities Laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

5.4 Operation of the Business of Harrodsburg and Independence.

(a) Subject to the terms and conditions of this Agreement, the Harrodsburg Companies and the Independence Companies agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of the foregoing, Independence shall not, and will cause Independence Bank not to, without the prior written consent of Harrodsburg and Harrodsburg shall not, and will cause the Harrodsburg Subsidiaries not to, without the prior written consent of Independence, which consent shall not be unreasonably withheld by Harrodsburg or Independence:

(1) Make any change in its authorized capital stock, issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, except to the extent that additional shares of Independence

Common Stock or Harrodsburg Common Stock shall be issued upon the exercise of Independence Options or Harrodsburg Options, as the case may be, which has been granted prior to the date of this Agreement or Previously Disclosed;

(2) Make any changes in the composition of its officers, directors or other key management personnel;

(3) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to the other party;

(4) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit or any employment or consulting agreement, provided, however, bonuses and incentive payments for calendar year 2003 may be made consistent with past practices;

(5) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, purchase or otherwise acquire or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value consistent with past practice;

(6) Alter, amend or repeal its Charter or Bylaws unless such amendment shall be necessary to complete the Merger or Bank Merger and the other party shall have authorized or consented to such change;

(7) Enter into any new capital commitments or make any capital expenditures in excess of $5,000 each, and $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

(8) File any applications or make any contract with respect to branching or site location or relocation;

(9) Make any material change in its accounting methods or practices, other than changes required by changes in applicable laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable laws or regulations;

(10) Change its lending, investment, deposit or asset and liability management or other banking policies except as may be required by applicable law or regulations and the other party shall have authorized or consented to such change;

(11) Enter into any future contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(12) Acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(13) Incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances in the ordinary course of business) or place upon or permit any lien or Encumbrance upon any of its properties or assets except liens of the type permitted in the exception in to Section 4.1(j);

(14) Engage in any transactions with Affiliates;

(15) Take any other action which would make any representation or warranty in Section 4.1 or Section 4.2 hereof untrue; or

(16) Declare any cash dividends except in accordance with such party’s past practice.

5.5 Disclosure Supplements. From time to time prior to the Effective Time, the Harrodsburg Companies and the Independence Companies will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 7 or the compliance by the Harrodsburg Companies or the Independence Companies with the covenants set forth in Article 5 hereof.

5.6 Acquisition Proposals. (a) Independence agrees that neither it nor Independence Bank shall, and that it shall direct and use its reasonable best efforts to cause its and Independence Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Independence or Independence Bank, or any purchase of all or substantially all of the assets of Independence or Independence Bank or more than 10% of the outstanding equity securities of Independence or Independence Bank (any such proposal or offer being hereinafter referred to as an “Independence Acquisition Proposal”). Independence further agrees that neither Independence nor Independence Bank shall, and that it shall direct and use its reasonable best efforts to cause its and Independence Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Independence Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Independence Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Independence or the Independence Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Independence Acquisition Proposal if the Independence or Independence Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Independence Acquisition Proposal or (D) recommending such an Independence Acquisition Proposal to the stockholders of Independence, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Independence Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Independence Board determines in good faith (after consultation with its financial advisor) that such Independence Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to Independence’s shareholders from a financial point of view than the Merger. An Independence Acquisition Proposal which is received and considered by the Independence Board in compliance with this Section 5.6(a) and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as an “Independence Superior Proposal.” Independence agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Independence Acquisition Proposals. Independence agrees that it will notify Harrodsburg if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Independence, Independence Bank, or any of its representatives.

(b) Harrodsburg agrees that neither it nor any of the Harrodsburg Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and the Harrodsburg Subsidiaries’ directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Harrodsburg or any of the Harrodsburg Subsidiaries, or any purchase of all or substantially all of the assets of Harrodsburg or any of the Harrodsburg Subsidiaries or more than 10% of the outstanding equity securities of Harrodsburg or any of the Harrodsburg Subsidiaries (any such proposal or offer being hereinafter referred to as “Harrodsburg Acquisition Proposal”). Harrodsburg further agrees that neither Harrodsburg nor any of the Harrodsburg Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and the Harrodsburg Subsidiaries’ directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Harrodsburg Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Harrodsburg Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Harrodsburg or the Harrodsburg Subsidiaries’ Boards from (A) complying with their disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Harrodsburg Acquisition Proposal if Harrodsburg or the Harrodsburg Subsidiary’s Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Harrodsburg Acquisition Proposal or (D) recommending such Harrodsburg Acquisition Proposal to the stockholders of Harrodsburg, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Harrodsburg Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Harrodsburg Board determines in good faith (after consultation with its financial advisor) that such Harrodsburg Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to Harrodsburg’s shareholders from a financial point of view than the Merger. A Harrodsburg Acquisition Proposal which is received and considered by the Harrodsburg Board in compliance with this Section 5.6(b) and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Harrodsburg Superior Proposal.” Harrodsburg agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Harrodsburg Acquisition Proposals. Harrodsburg agrees that it will notify Independence if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Harrodsburg, the Harrodsburg Subsidiaries, or any of their representatives.

5.7 Regulatory Filings. Harrodsburg shall prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve, the FDIC, the OTS, the Kentucky Department of Financial Institutions, the Indiana Department of Financial Institutions, and any other governing regulatory authority, as soon as practicable after the date hereof, provided, however, that counsel to Independence shall be provided with a reasonable period of time, and in no instance less than two (2) business days, to review such regulatory filings prior to their submission.

5.8 Public Announcements. Harrodsburg and Independence will consult with the other before issuing any press release or otherwise making any public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

5.9 Notice of Breach. Harrodsburg and Independence will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any events which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

5.10 Affiliate Agreements. Independence shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” of Independence under Rule 145 of the Securities Act to deliver to Harrodsburg as soon as practicable, and prior to the mailing of the Proxy Statement, executed affiliate agreements in the form of Exhibit C attached hereto.

5.11 Exchange Listing. Harrodsburg shall list, prior to the Effective Time, on the NASDAQ National Market, subject to official notice of issuance, the shares of Harrodsburg Common Stock to be issued to the holders of Independence Common Stock pursuant to the Merger; and Harrodsburg shall give all notices and make all filings with NASDAQ required in connection therewith.

5.12 Benefit Plans.

(a) Transferred Employees. Subject to the provisions of this Section 5.12, all employees immediately prior to the Effective Time who are employed by Independence or Independence Bank immediately following the Effective Time (“Transferred Employees”) will be covered by the employee benefit plans of Harrodsburg and/or the Harrodsburg Subsidiaries on substantially the same basis as any employee of Harrodsburg and/or the Harrodsburg Subsidiaries in a comparable position. Except as specifically provided in this Section 5.12 and as otherwise prohibited by law, Transferred Employees’ service with Independence or Independence Bank shall be recognized as service with Harrodsburg or the Harrodsburg Subsidiaries for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of Harrodsburg and/or the Harrodsburg Subsidiaries subject to applicable break-in-service rules. Notwithstanding the foregoing, Transferred Employees shall not be eligible to participate in First Financial’s non-contributory defined benefit plan.

(b) Health Plans. Prior to the Effective Time, the parties shall mutually agree upon the health care benefits which will be provided to the Surviving Corporation and the Resulting Institution immediately subsequent to the Effective Time.

5.13 Directors of Surviving Corporation and the Resulting Institution. Surviving Corporation and Resulting Institution agree to take all action necessary to appoint and elect as of the Effective Time, the following directors: Arthur L. Freeman, N. William White, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, W. Dudley Shryock, Matthew C. Chalfant, Charles L. Moore, II, Stephen R. Manecke, and Ronald L. Receveur. Each such director of Surviving Corporation and Resulting Institution shall serve until their successors are appointed and qualified or until their earlier resignation, death or removal from office.

5.14 Indemnification.

(a) From and after the Effective Time through the third anniversary of the Effective Time, Harrodsburg (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of the Independence Companies, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Independence Companies or is or was serving at the request of the Independence Companies as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions, to the fullest extent which such Indemnified Parties would be entitled under the Independence Articles of Incorporation and Bylaws, or any agreement, arrangement or understanding which has been Previously Disclosed by Independence pursuant to this Section or Section 4.1(n), in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to Effective Time, Harrodsburg shall cause the persons serving as directors and officers of the Independence Companies immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Independence Companies for a period of three years after the Effective Time (provided that Harrodsburg may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Independence Companies’ coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such.

5.15 Notification of Certain Matters. Each of Harrodsburg and Independence shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE 6

Conditions to the Merger

6.1 Conditions to Each Party’s Obligations. The respective obligations of each of Harrodsburg and Independence to effect the Merger and the other Transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. Shareholders of Harrodsburg and Independence shall have approved all matters relating to this Agreement and the Transactions in accordance with applicable law and the respective Party’s Charter and Bylaws.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which Harrodsburg or Independence reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that the party affected by the condition, restriction, or requirement, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Listing. The shares of Harrodsburg Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

(e) Tax Opinion. Each of Harrodsburg and Independence shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both Harrodsburg and Independence, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Harrodsburg, Independence and others, reasonably satisfactory in form and substance to such counsel.

(f) Legal Proceedings. Neither Harrodsburg nor Independence shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

(g) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

6.2 Conditions to Obligations of Harrodsburg. The obligations of Harrodsburg to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Independence and Independence Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Harrodsburg shall have received a certificate, dated the Effective Time, signed on behalf of Independence and Independence Bank by the Chief Executive Officer and the Chief Financial Officer of both Independence and Independence Bank to such effect.

(b) Performance of Obligations. Independence and Independence Bank shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and Harrodsburg shall have received a certificate signed on behalf of Independence and Independence Bank by the Chief Executive Officer and Chief Financial Officer of both Independence and Independence Bank to that effect.

(c) Trust Documents. Independence shall have taken all necessary actions to comply with the Independence Trust Documents.

(d) Affiliate Agreements. Harrodsburg shall have obtained from each director, executive officer and shareholder of Independence who may be deemed by counsel for Harrodsburg to be an “affiliate” of Independence within the meaning of Rule 145 under the Securities Act an executed Affiliate agreement in the form attached as Exhibit C hereto.

(e) Investment Banking Letter. Harrodsburg shall have received a written opinion in form and substance satisfactory to Harrodsburg from Keefe, Bruyette & Woods, Inc. addressed to Harrodsburg dated as of the date of the Agreement to the effect that the terms of the Merger, including the aggregate Merger Consideration, are fair, from a financial point of view, to Harrodsburg shareholders.

(f) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Exhibit A hereto, shall have been executed and delivered by each director and executive officer of Independence in connection with Independence’s execution and delivery of this Agreement.

(g) Employment Agreements. Arthur L. Freeman, N. William White, R. Michael Wilbourn, and Alan D. Shepard shall have executed employment agreements with the Surviving Corporation substantially in the form of Exhibits D-1–4 hereto.

6.3 Conditions to Obligations of Independence. The obligations of Independence to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Harrodsburg and the Harrodsburg Subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Independence shall have received a certificate, dated the Effective Time, signed on behalf of Harrodsburg and First Financial by the Chief Executive Officer and the Chief Financial Officer of both Harrodsburg and First Financial to such effect.

(b) Performance of Obligations. Harrodsburg and First Financial shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and Independence shall have received a certificate signed on behalf of Harrodsburg and First Financial by the Chief Executive Officer and Chief Financial Officer of both Harrodsburg and First Financial to such effect.

(c) Trust Documents. Harrodsburg shall have taken all necessary actions to comply with the Harrodsburg Trust Documents.

(d) Investment Banking Letter. Independence shall have received a written opinion in form and substance satisfactory to Independence from David A. Noyse & Co., addressed to Independence dated as of the date of the Agreement to the effect that the terms of the Merger, including the aggregate Merger Consideration, are fair, from a financial point of view, to the Independence shareholders.

(e) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Exhibit A hereto, shall have been executed and delivered by each director and executive officer of Harrodsburg in connection with Harrodsburg’s execution and delivery of this Agreement.

(f) Employment Agreements. Arthur L. Freeman, N. William White, R. Michael Wilbourn, and Alan D. Shepard shall have executed employment agreements with the Surviving Corporation substantially in the form of Exhibits D-1–4 hereto.

ARTICLE 7

Termination

7.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Harrodsburg, First Financial, Independence and Independence Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if their Boards of Directors so determines by vote of a majority of the members of their entire Board, in the event of: (i) a breach by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Harrodsburg or Independence, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Transaction is not consummated by August 31, 2004, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 7.1(c) or (ii) any of the Shareholders (if either party is seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreements.

(d) No Regulatory Approval. By Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity.

(e) No Shareholder Approval. By either Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if any approval of the shareholders of Harrodsburg or Independence contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Independence Shareholders Meeting or the Harrodsburg Shareholders Meeting, as the case may be.

(f) Failure to Recommend.

(i) At any time prior to the Independence Shareholders Meeting, by Harrodsburg and First Financial if (A) Independence shall have breached Section 5.6(a), (B) the Independence Board shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Harrodsburg and First Financial or (C) Independence shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Independence Shareholders Meeting in accordance with Section 5.3.

(ii) At any time prior to the Harrodsburg Shareholders Meeting, by Independence and Independence Bank if (A) Harrodsburg shall have breached Section 5.6(b), (B) the Harrodsburg Board shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Independence and Independence Bank or (C) Harrodsburg shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Harrodsburg Shareholders Meeting in accordance with Section 5.3.

(g) Certain Tender or Exchange Offers.

(i) By Harrodsburg if a tender offer or exchange offer for 20% or more of the outstanding shares of Independence Common Stock is commenced (other than by Harrodsburg or a Subsidiary thereof), and the Independence Board recommends that the stockholders of Independence tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(ii) By Independence if a tender offer or exchange offer for 20% or more of the outstanding shares of Harrodsburg Common Stock is commenced (other than by Independence or a Subsidiary thereof), and the Harrodsburg Board recommends that the stockholders of Harrodsburg tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal.

(i) At any time prior to the Independence meeting, by Independence in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Independence Acquisition Agreement”) with respect to an Independence Superior Proposal which has been received and considered by Independence and the Independence Board in compliance with Section 5.6(a) hereof, provided, however, that this Agreement may be terminated by Independence pursuant to this Section 7.1(h)(i) only after the fifth Business Day following Independence’s provision of written notice to Harrodsburg advising Harrodsburg that the Independence Board is prepared to accept an Independence Superior Proposal, and only if, during such five-Business Day period, Harrodsburg does not, in its sole discretion, make an offer to Independence that the Independence Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Independence Superior Proposal.

(ii) At any time prior to the Harrodsburg meeting, by Harrodsburg in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Harrodsburg Acquisition Agreement”) with respect to a Harrodsburg Superior Proposal which has been received and considered by Harrodsburg and the Harrodsburg Board in compliance with Section 5.6(b) hereof, provided, however, that this Agreement may be terminated by Harrodsburg pursuant to this Section 7.1(h)(ii) only after the fifth Business Day following Harrodsburg’s provision of written notice to Independence advising Independence that the Harrodsburg Board is prepared to accept a Harrodsburg Superior Proposal, and only if, during such five-Business Day period, Independence does not, in its sole discretion, make an offer to Harrodsburg that the Harrodsburg Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Harrodsburg Superior Proposal.

7.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 7.2 and Section 8.1.

(b) If this Agreement is terminated by either Harrodsburg or Independence due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $300,000 to the other party, without prejudice to any other rights or remedies as may be available to Harrodsburg under Section 7.2(c) or Independence under Section 7.2(d) below, provided however that to the extent Harrodsburg or Independence is entitled to be paid both the $300,000 fee set forth in this Section 7.2(b) as well as the Termination Fee set forth in Section 7.2(c) or 7.2(d) below, in no event will the amount payable pursuant to Sections 7.2(b), 7.2(c), and 7.2(d) exceed $800,000.

(c) Harrodsburg Termination. In recognition of the efforts, expenses and other opportunities foregone by Harrodsburg while structuring and pursuing the Merger, the parties hereto agree that Independence shall pay Harrodsburg the sum of $800,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Harrodsburg pursuant to Section 7.1(f)(i) or (g)(i) or by Independence pursuant to Section 7.1(h)(i), in either of which case payment shall be made to Harrodsburg concurrently with the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Harrodsburg pursuant to Section 7.1(b), (B) by Independence pursuant to Section 7.1(c) or (C) by Harrodsburg pursuant to Section 7.1(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Independence, Independence Bank or the Independence or Independence Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Independence contemplated by this Agreement at the Independence Shareholders Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination Independence or Independence Bank enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Independence shall pay to Harrodsburg the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by Independence to Harrodsburg only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement. Any amount that becomes payable pursuant to this Section 7.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Harrodsburg.

(d) Independence Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Independence while structuring and pursuing the Merger, the parties hereto agree that Harrodsburg shall pay Independence the sum of $800,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Independence pursuant to Section 7.1(f)(ii) or (g)(ii) or by Harrodsburg pursuant to Section 7.1(h)(ii), in either of which case payment shall be made to Independence concurrently with the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Independence pursuant to Section 7.1(b), (B) by Harrodsburg pursuant to Section 7.1(c) or (C) by Independence pursuant to Section 7.1(e), and in the case of any termination pursuant to clause (A), (B) or (C), a Harrodsburg Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Harrodsburg, any of the Harrodsburg Subsidiaries or the Harrodsburg or Harrodsburg Subsidiaries Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Harrodsburg Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Harrodsburg contemplated by this Agreement at the Harrodsburg Shareholders Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination Harrodsburg or any Harrodsburg Subsidiary enters into an agreement with respect to a Harrodsburg Acquisition Proposal or consummates a transaction which is the subject of a Harrodsburg Acquisition Proposal, then Harrodsburg shall pay to Independence the Independence Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of a Harrodsburg Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Independence Termination Fee shall be payable by Harrodsburg to Independence only upon consummation of a transaction which is the subject of a Harrodsburg Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement. Any amount that becomes payable pursuant to this Section 7.2(d) shall be paid by wire transfer of immediately available funds to an account designated by Independence.

(e) Independence and Harrodsburg agree that the agreement contained in paragraph (b) of this Section 7.2 is an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Independence. If Independence fails to pay Harrodsburg the amounts due under paragraph (c) above or Harrodsburg fails to pay Independence the amounts due under paragraph (d) above within the time periods specified therein, Independence or Harrodsburg, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the collection party in connection with any action in which such party prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE 8

General Provisions

8.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 2.11, 5.2 and 7.2, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

8.2 Entire Agreement. This Agreement contains the entire agreement among Harrodsburg and Independence with respect to the Merger and the Transactions and supersedes all prior arrangements or understandings with respect thereto.

8.3 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meeting of Harrodsburg Shareholders Meeting and Independence Shareholders Meeting referred to in Section 5.3 hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

8.4 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

8.5 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the State of Delaware.

8.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or sent by recognized overnight courier service or registered or certified mail, postage prepaid, addressed as follows:

If to Harrodsburg:

Arthur L. Freeman, Chairman of the Board,

President and Chief Executive Officer

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, KY 40330-1620

(Tel. 859-734-5452)

(Fax: 859-734-7671)

Copy to:

Felicia C. Battista, Esq.

Patton Boggs LLP

2550 M Street, N.W.

Washington, DC 20037

(Tel. 202-457-6000)

(Fax: 202-457-6315)

If to Independence:

N. William White

President and Chief Executive Officer

Independence Bancorp

3801 Charlestown Road

New Albany, IN 47150

(Tel. 812-944-1400)

(Fax: 812-949-3907)

Copy to:

John W. Tanselle, Esq.

Kreig Devault LLP

One Indiana Square

Suite 2800

Indianapolis, IN 46204-2079

(Tel. 317-636-4341)

(Fax: 317-636-1507)

8.7 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Harrodsburg, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between Independence and Harrodsburg, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.9 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Harrodsburg’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10 Severability. Except to the extent that application of this Section 8.9 would have a Material Adverse Effect on Independence or Harrodsburg, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision, which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (January 22, 2004).

8.13 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

/s/ Arthur L. Freeman
Arthur L. Freeman
Chairman of the Board, President and
Chief Executive Officer

FIRST FINANCIAL BANK

/s/ Arthur L. Freeman
Arthur L. Freeman
Chairman of the Board, President and
Chief Executive Officer

INDEPENDENCE BANCORP

/s/ N. William White
N. William White
President and Chief Executive Officer

INDEPENDENCE BANK

/s/ N. William White
N. William White
President and Chief Executive Officer

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